Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                               Six Months Ended         Three Months Ended
                                  June 30,                  June 30,
                              2000         1999         2000        1999
                              ____         ____         ____        ____

Basic EPS Computation
   Numerator:
     Net income              $ 9,273,250    8,807,468   4,684,886   4,229,238
                              ==========   ==========  ==========  ==========

   Denominator:
     Average common shares
       outstanding            20,357,333   20,564,809  20,358,288  20,516,133
                              ==========   ==========  ==========  ===========

   Basic EPS                       $0.46        $0.43       $0.23       $0.21
                              ==========   ==========  ==========  ==========

Diluted EPS Computation
   Numerator:
     Net income              $ 9,273,250    8,807,468   4,684,886   4,229,238
                              ==========   ==========  ==========  ==========

   Denominator:
     Average common shares
       outstanding            20,357,333   20,564,809  20,358,288  20,516,133
     Average stock options       110,322      324,771     110,322     324,771
                              __________   __________  __________  __________
                              20,467,655   20,889,580  20,468,610  20,840,904
                              ==========   ==========  ==========  ==========
   Diluted EPS                     $0.45        $0.42       $0.23       $0.20
                              ==========   ==========  ==========  ==========
